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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 10, 2002

HPL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32967	77-0550714
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2033 Gateway Place, Suite 400, San Jose California	95110
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 437-1466

        Item 2. Acquisition or Disposition of Assets.

        On April 10, 2002, HPL Technologies, Inc. (the "Company") acquired Defect & Yield Management, Inc., a Delaware corporation ("DYM"). The acquisition was effected by the merger of DYM with and into HPL Acquisition Sub, Inc., a wholly-owned subsidiary of the Company. As a result of the merger, HPL Acquisition Sub succeeded to the assets and liabilities of DYM. Following the merger, HPL Acquisition Sub changed its name to Defect & Yield Management, Inc., a Delaware corporation.

        In exchange for the outstanding shares and options of DYM, the Company committed to issue up to 1,050,000 shares of common stock, valued at $14.6 million, and paid approximately $2 million in cash to the DYM stockholders, net of DYM transaction costs, which were borne by the DYM stockholders. The Company may issue additional shares of common stock with a value of up to $5 million, depending on the number of qualifying software maintenance contracts, as defined, entered into by DYM in the first year following the effective date of the merger.

        Item 7. Financial Statements and Exhibits.

(a)
Financial Statements of Business Acquired.

        The required financial statements will be filed on Form 8-K/A as soon as practicable, but not later than June 24, 2002.

(b)
Pro Forma Financial Information.

        The required pro forma financial statements will be filed on Form 8-K/A as soon as practicable, but not later than June 24, 2002.

(c)
The following exhibits are included as part of this report:

2.1
Agreement and Plan of Merger, dated as of April 10, 2002, by and among HPL Technologies, Inc., a Delaware corporation, HPL Acquisition Sub, Inc., a Delaware corporation and Defect & Yield Management, Inc., a Delaware corporation.

23.1
Consent of PricewaterhouseCoopers LLP, independent accountants*

*
To be filed by amendment.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

HPL TECHNOLOGIES, INC.
By:	/s/ Y. DAVID LEPEJIAN Y. David Lepejian President and Chief Executive Officer

Date: April 22, 2002

EXHIBIT INDEX

Exhibit	Description
2.1
Agreement and Plan of Merger, dated as of April 10, 2002, by and among HPL Technologies, Inc., a Delaware corporation, HPL Acquisition Sub, Inc., a Delaware corporation and Defect & Yield Management, Inc., a Delaware corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants*

*
To be filed by amendment.

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SIGNATURE
EXHIBIT INDEX